EXHIBIT (6)(b)

FEE REDUCTION AGREEMENT

AGREEMENT made as of this 11th day of August 2008, between each Fund listed on Appendix A (the Funds) and Eaton Vance Management (the Adviser).

WHEREAS, each Fund has entered into an Investment Advisory Agreement (Advisory Agreement) with the Adviser, which Advisory Agreement provides that the Adviser shall be entitled to receive an asset-based fee payable at a specified rate based on each Fund’s average weekly gross assets (average gross assets);

WHEREAS, each Advisory Agreement provides that a Fund’s average gross assets are to be calculated by deducting accrued liabilities of the Fund except the principal amount of any indebtedness for money borrowed, including debt securities issued by the Fund, and the amount of any outstanding preferred shares (APS) issued by the Trust;

WHEREAS, each Fund may engage in tender option bond (TOB) transactions whereby it sells a fixed rate bond to a broker for cash and, simultaneously, buys a residual interest (Residual) in the assets and cash flows of a Special-Purpose Vehicle (the SPV), generally organized as a trust, set up by the broker. The broker deposits a fixed rate bond into the SPV with the same CUSIP number as the fixed rate bond sold to the broker by the Fund, and which may have been, but is not required to be, the fixed rate bond purchased from the Fund (the Fixed Rate Bond). The SPV also issues floating rate notes (Floating Rate Notes) which are sold to third-parties. Pursuant to Financial Accounting Standards Board Statement No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities” (FAS 140), each Fund accounts for the transaction described above as a secured borrowing by including the Fixed Rate Bond in its Portfolio of Investments and the Floating Rate Notes as a liability in its Statement of Assets and Liabilities;

WHEREAS, pursuant to FAS 140 Floating Rate Notes are considered to be indebtedness of each Fund and therefore are within the definition of average weekly gross assets as set forth in the Advisory Agreement;

WHEREAS, each Fund (other than as denoted on Appendix A) has invested in Fixed Rate Bonds held through TOBs for a number of years, but the Adviser has not imposed an advisory fee on the amount of associated Floating Rate Notes attributable to such Fund (consistent with the Adviser’s understanding prior to 2006 of the appropriate accounting treatment of TOBs);

WHEREAS, the Adviser believes it is appropriate for Floating Rate Notes to be included in average gross assets to the extent the amount of such Notes when added to the Fund’s APS then outstanding does not exceed the amount of APS outstanding immediately prior to the date the Fund began redeeming its APS, which date is listed on Appendix A; and

WHEREAS, the Adviser and each Fund wish to memorialize the foregoing in writing;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, receipt of which is hereby acknowledged, each Fund and the Adviser hereby agree as follows:

1.	For so long as the Advisory Agreement shall remain in effect, notwithstanding any provisions of the Advisory Agreement to the contrary, the Adviser will calculate the Fund’s advisory fee by deducting accrued liabilities of the Fund except the liquidation value of the Fund’s APS then outstanding and the amount of Floating Rate Notes included as a liability of the Fund in its Statement of Assets and Liabilities;

2.	That the exceptions from the Fund’s accrued liabilities in paragraph 1 for outstanding APS and Floating Rate Notes will be limited to the value of the APS outstanding prior to the date the Fund began redeeming its APS, which date is listed on Appendix A, (the final APS amount) and that no investment advisory fee will be payable on the liquidation value of the Fund’s APS then outstanding and amount of Floating Rate Notes in excess of such final APS amount;

3.	This Agreement only may be terminated or amended upon the mutual written consent of a Fund and the Adviser; provided, however, that (i) no termination of this Agreement shall be effective unless approved by the majority vote of those Trustees of the Fund who are not interested persons of the Adviser or the Fund (the Independent Trustees) and by the vote of a majority of the outstanding voting securities of the Fund; (ii) no amendment of this Agreement shall be effective unless approved by the majority vote of the Independent Trustees; and (iii) no amendment of this Agreement that decreases the fee reductions set forth herein shall be effective unless approved by the vote of a majority of the outstanding voting securities of the Fund;

4.	For purposes of this Agreement the term “vote of a majority of the outstanding voting securities of a Fund” shall the meaning specified in the Declaration of Trust of each Fund; and

5.	This instrument is executed under seal and shall be governed by Massachusetts law.

IN WITNESS WHEREOF, this Agreement has been executed as of the date set forth above by a duly authorized officer of each party.

Each Fund on Appendix A

By: /s/ Barbara E. Campbell

Barbara E. Campbell

Treasurer

Eaton Vance Management

By:       /s/ Maureen A. Gemma_______

Maureen A. Gemma

Vice President

Appendix A

Fund	Final APS Amount*	Date APS Redemptions Began
Eaton Vance Insured Municipal Bond Fund**	$592,500,000	May 12, 2008
Eaton Vance Insured California Municipal Bond Fund**	195,000,000	May 14, 2008
Eaton Vance Insured New York Municipal Bond Fund**	142,500,000	May 13, 2008
Eaton Vance Insured Municipal Bond Fund II	87,500,000	July 7, 2008
Eaton Vance Insured California Municipal Bond Fund II	33,750,000	July 10, 2008
Eaton Vance Insured Florida Plus Municipal Bond Fund	22,500,000	July 8, 2008
Eaton Vance Insured Massachusetts Municipal Bond Fund	15,500,000	July 11, 2008
Eaton Vance Insured Michigan Municipal Bond Fund	13,500,000	October 29, 2008
Eaton Vance Insured New Jersey Municipal Bond Fund	22,500,000	July 8, 2008
Eaton Vance Insured New York Municipal Bond Fund II	22,500,000	July 9, 2008
Eaton Vance Insured Ohio Municipal Bond Fund	21,875,000	October 27, 2008
Eaton Vance Insured Pennsylvania Municipal Bond Fund	26,000,000	October 31, 2008
Eaton Vance Municipal Income Trust	131,000,000	July 9, 2008
Eaton Vance California Municipal Income Trust	59,000,000	July 7, 2008
Eaton Vance National Municipal Income Trust	35,500,000	July 10, 2008
Eaton Vance Massachusetts Municipal Income Trust	21,500,000	July 8, 2008
Eaton Vance Michigan Municipal Income Trust	17,500,000	No Redemptions To Date***
Eaton Vance New Jersey Municipal Income Trust	38,000,000	July 7, 2008
Eaton Vance New York Municipal Income Trust	44,500,000	July 11, 2008
Eaton Vance Ohio Municipal Income Trust	23,500,000	October 29, 2008
Eaton Vance Pennsylvania Municipal Income Trust	22,500,000	October 28, 2008

*	In the event of a merger of any Fund with another Fund, the Final APS Amount of the acquiring Fund after the merger will be the sum of each Fund’s Final APS Amount listed on this Appendix.

**        Fund first invested in Inverse Floaters in 2008 in connection with APS refinancing.

***       This Appendix will be updated to provide the date the Fund began redeeming APS.